Exhibit 99.1

Apollo Funds Complete Acquisitions of International Game Technology’s Gaming & Digital Business and Everi; Combined Enterprise to Operate as IGT

Establishes IGT as a Premier Platform for Innovation, Delivering Exceptional Content and Scalable Solutions Across the Global Gaming Ecosystem

NEW YORK and LAS VEGAS, July 1, 2025 – Apollo (NYSE: APO) today announced the completion of the previously announced acquisitions of International Game Technology PLC’s (doing business as “Brightstar Lottery”) Gaming & Digital Business and Everi Holdings Inc. (“Everi”) by a holding company owned by funds managed by Apollo affiliates (the “Apollo Funds”). The all-cash transaction, valued at approximately $6.3 billion, brings together complementary businesses to form a privately held global leader in gaming, digital and financial technology solutions.

The two companies will be integrated into a combined enterprise in the coming months. Headquartered in Las Vegas, the combined enterprise will operate under the IGT name, while retaining the Everi brand in select markets and product lines. IGT will be organized into three business units: Gaming, Digital and FinTech, creating a customer-first enterprise supported by a people-first culture that values talent, collaboration and innovation.

“This is a defining moment for our industry,” said Nick Khin, Interim CEO of IGT. “By uniting two leading organizations, we are building an enterprise with the scale, talent and technology to lead the future of gaming. With Apollo’s support, we are very well-positioned to deliver exceptional content across land-based and digital experiences, along with integrated financial solutions and casino management that enhance the player journey and drive value for our customers. I’m honored to be part of this exciting chapter and to help shape the future of IGT.”

As previously announced, Hector Fernandez is expected to assume the role of CEO of IGT in the fourth quarter of 2025, following the expiration of a customary non-compete period. Until then, Mr. Khin will lead the organization and transition into the role of CEO of IGT’s Gaming business unit upon Mr. Fernandez’s arrival.

“Bringing together highly complementary businesses creates a more competitive, agile and well-capitalized platform built for long-term growth,” said Daniel Cohen, Partner at Apollo. “We are confident that IGT is well positioned to deliver differentiated content and capabilities that better serve customers across the globe. We look forward to working closely with Hector, Nick and the rest of the talented IGT team to lead the industry forward.”

Effective today, Everi common stock has been delisted from the New York Stock Exchange. Everi stockholders are receiving $14.25 per share in cash, and International Game Technology PLC is receiving $4.05 billion of gross cash proceeds.

Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel to the Apollo Funds.

About IGT

IGT is a leading global provider of gaming, digital and financial technology solutions, formed through the combination of International Game Technology PLC’s Gaming & Digital Business and Everi Holdings Inc. IGT’s offering spans gaming machines, game content and systems, iGaming, sports betting, cash access, loyalty and player engagement solutions, enabling it to deliver integrated, customer-centric experiences across land-based and digital environments. Organized into Gaming, Digital and FinTech business units, IGT drives innovation, efficiency and value for casino, digital and hospitality operators worldwide. The company is headquartered in Las Vegas.

About Apollo

Apollo is a high-growth, global alternative asset manager. In our asset management business, we seek to provide our clients excess return at every point along the risk-reward spectrum from investment grade credit to private equity. For more than three decades, our investing expertise across our fully integrated platform has served the financial return needs of our clients and provided businesses with innovative capital solutions for growth. Through Athene, our retirement services business, we specialize in helping clients achieve financial security by providing a suite of retirement savings products and acting as a solutions provider to institutions. Our patient, creative, and knowledgeable approach to investing aligns our clients, businesses we invest in, our employees, and the communities we impact, to expand opportunity and achieve positive outcomes. As of March 31, 2025, Apollo had approximately $785 billion of assets under management. To learn more, please visit www.apollo.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “project,” “should,” “will,” and “would” and the negative of these terms or other similar expressions. In addition, all statements regarding IGT’s business following its acquisition by the Apollo Funds are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among other things, risks related to the ability to realize the anticipated benefits of the acquisitions; the ability to retain and hire key personnel; unexpected costs, charges or expenses resulting from the acquisitions; risks related to competition in the gaming and lottery industries; dependence on significant licensing arrangements, customers, or other third parties; economic changes in global markets, such as currency exchange, inflation and interest rates, and recession; government policies (including policy changes affecting the gaming industry, taxation, trade, tariffs, immigration, customs, and border actions) and other external factors that IGT cannot control; regulation and litigation matters relating to the acquisitions; unanticipated adverse effects or liabilities from business divestitures; risks related to intellectual property, privacy matters, and cyber security (including losses and other consequences from failures, breaches, attacks, or disclosures involving information technology infrastructure and data); other business effects (including the effects of industry, market, economic, political, or regulatory conditions); and other risks and uncertainties. Neither IGT nor the Apollo Funds intends to update or revise any forward-looking statements as a result of new information or future events or developments, except as required by law.

Contacts

For IGT

Phil O’Shaughnessy

VP Global Communications, Government Relations & Sustainability

Toll free in U.S./Canada +1 (844) IGT-7452; outside U.S./Canada +1 (401) 392-7452

Phil.oshaughnessy@igt.com

For Apollo

Noah Gunn

Global Head of Investor Relations

(212) 822-0540

IR@apollo.com

Joanna Rose

Global Head of Corporate Communications

(212) 822-0491

Communications@apollo.com